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         DELTA ANNOUNCES SUCCESSFUL COMPLETION OF EMPLOYEE STOCK OPTION
                                EXCHANGE PROGRAM

                     Majority of eligible options canceled

ATLANTA, June 30, 2003 -- Delta Air Lines, Inc. (NYSE:DAL) today announced the successful completion of its employee stock option exchange program, which expired at 7 p.m. Eastern Time on Wednesday, June 25, 2003.

     Delta canceled options to purchase approximately 31.6 million shares of its common stock and will issue new options to purchase approximately 12.1 million shares of its common stock in exchange. Approximately 80 percent of the eligible options were exchanged under the program. Under the terms of the offer, Delta expects to grant replacement options on Dec. 26, 2003, the first business day that is at least six months and one day from the expiration of the offer.

     Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,734 flights each day to 444 destinations in 79 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

     Statements in this news release, which are not historical facts, including statements regarding Delta's beliefs, expectations, estimates, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Factors that could cause these differences include, but are not limited to, the factors and risks discussed in the Offer to Exchange included in the Tender Offer Statement on Schedule TO that Delta filed on May 28, 2003 with the Securities and Exchange Commission. Delta has no current intention to update its forward-looking statements.